UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 23, 2010
PROSPECT CAPITAL CORPORATION
(Exact name of registrant as specified in its charter)

Maryland	333-114552	43-2048643
(State of jurisdiction)	(Commission File No.)	(IRS Employer Identification No.)
10 East 40th Street, 44th Floor
New York, NY 10016
(Address of principal executive offices and zip code)
Registrant’s telephone number, including area code: 212-448-0702
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Election of Director
     On March 23, 2010, the Board of Directors (the “Board”) of Prospect Capital Corporation (the “Company”) unanimously appointed William J. Gremp as a member of its Board effective April 1, 2010. Mr. Gremp will serve as a Class I independent director of the Company and will serve as a member of the Audit Committee and the Nominating and Corporate Governance Committee.
     Mr. Gremp was previously an independent director of the Company from June 2006 through December 2008.
     For his services as a member of the Board of the Company, Mr. Gremp is entitled to receive the same compensation as the other independent directors of the Board.
     There is no arrangement or understanding between Mr. Gremp or any other person and the Company or any of its subsidiaries pursuant to which Mr. Gremp was selected to serve as a member of the Board of the Company. There are no family relationships between Mr. Gremp and any director or executive officer and there are no transactions between Mr. Gremp or any of his immediate family members and the Company or any of its subsidiaries.
Departure of Director
     Mr. Graham D.S. Anderson, a director of the Company, notified the Company on March 23, 2010 that he was resigning his positions with the Company effective April 1, 2010. Such resignation includes his positions as an outside director of the Board, as member of the Audit Committee of the Board of the Company and as the Chair of the Nominating and Corporate Governance Committee of the Board of the Company.
     Mr. Anderson’s resignation did not relate to any disagreements with the Board or management of the Company or disagreements with respect to matters related to the operations, policies or practices of the Company, or any disagreement at all.
     A copy of the letter of resignation announcing the events described above is attached as Exhibit 99.1 and is incorporated in this report by reference.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits.

Exhibit
Number	Description

99.1	Letter of Resignation, dated March 23, 2010, from Mr. Graham D.S. Anderson

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, Prospect Capital Corporation has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Prospect Capital Corporation
Dated: March 26, 2010	By:	/s/ John F. Barry III
John F. Barry III
Chief Executive Officer

EXHIBIT INDEX
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits.

Exhibit
Number	Description

99.1	Letter of Resignation, dated March 23, 2010, from Mr. Graham D.S. Anderson